EX-99.77Q1(d) - Exhibits; Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constitutent instruments referred to in answer to sub-item 77I
                          ----------------------------------------------------


Amendment No. 53 dated May 21, 2009 to the Agreement and Declaration of Trust dated January 28, 1997 (the Amendment) abolished Service shares for the following Funds:
Goldman Sachs Retirement Strategy 2010 Portfolio,
Goldman Sachs Retirement Strategy 2015 Portfolio,
Goldman Sachs Retirement Strategy 2020 Portfolio,
Goldman Sachs Retirement Strategy 2030 Portfolio,
Goldman Sachs Retirement Strategy 2040 Portfolio,
Goldman Sachs Retirement Strategy 2050 Portfolio and Goldman Sachs Concentrated Growth Fund.
This Amendment is filed herewith as Sub-Item 77Q1(a).